Exhibit 10.7

October 10, 2012

BY EMAIL

Nagesh Mahanthappa

7 Old Dee Road

Cambridge, MA 02138

Re:                             Employment Agreement

Dear Nagesh:

On behalf of Scholar Rock, LLC (the “Company”), I am pleased to offer you the position of the Company’s President and Chief Executive Officer (“CEO”). The terms and conditions of your employment are set forth below.

1.                                      Position. As CEO and President of the Company, you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. During your employment, you also shall serve as a member of the Board. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing the Board, provided that, you may engage in (a) religious, charitable, or other community activities and (b) limited activities relating to the transition of your responsibilities with your former employer, Celgene Corporation, as may be required from time to time, so long as such services or activities do not interfere or conflict with your obligations to the Company.

2.                                      Start Date. Your employment as CEO and President will begin on October 1, 2012, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment as CEO and President will be referred to as the “Start Date.”

3.                                      Salary. Commencing on March 1, 2013, the Company will pay you a salary at the rate of $300,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your salary will be subject to annual review and adjustments in accordance with Company’s standard review policies and at the Company’s discretion. From October 1, 2012 through February 28, 2013, the Company will pay you a salary of $500 per week.

4.                                      Bonus Compensation. For your first twelve months of employment after the Start Date, no bonus will paid. After that first 12-month period, you will be considered annually for a bonus (prorated for the remainder of the calendar year 2013 after that 12-month period expires). The amount of any bonus actually awarded will be determined by the Board (or by a designated Board committee)) in its discretion after consultation with you, based on its assessment of your performance and that of the Company against goals established annually by the Board (or such committee). You must be employed on the date that a bonus is paid to earn that bonus.

5.                                      Equity. In connection with the commencement of your role as CEO and President, the Board will grant to you 750,000 Voting Incentive Units (the “CEO Grant”), subject to the terms and conditions set forth in the Operating Agreement of Scholar Rock, LLC, dated as of October [ ], 2012 and as amended or restated (the “Operating Agreement”), a complete copy of which has been furnished by the Company to you. The Voting Incentive Units (as defined in the Operating Agreement) underlying the CEO Grant will be issued with a Strike Price (as defined in the Operating Agreement) equal to the then existing aggregate fair market value of the Company on the date of issuance, determined in accordance with the Operating Agreement. The CEO Grant will be made as soon as practical after the date hereof. Except as noted below and in Section 7, the CEO Grant will vest over five (5) years, with a vesting start date of August 1, 2012, at the rate of 1/60 for each month that the Consultant continues to provides services to the Company under this Agreement until after five (5) full years when the CEO Grant will be fully vested. Notwithstanding the foregoing, fifty percent (50%) of the unvested Voting Incentive Units subject to the CEO Grant will accelerate and become vested effective as of the date of a Sale Event by vesting fifty percent (50%) of each monthly tranche not yet vested (as opposed to shortening such five-year vesting period).

6.                                      Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs when generally made available to its full-time employees. For the period of time from March 1, 2013 until you are able to join the Company’s health insurance plan, the Company will reimburse you for your monthly COBRA payments beginning with March 1, 2013 (and pro-rated for any partial month), such monthly payment not to exceed $2,500. Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, will be made available to you when you start or as they become available. You will be entitled to earn up to three (3) weeks of vacation per year, in addition to holidays observed by the Company.

7.                                      At-will Employment, Accrued Obligations; Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. In the event of the termination of your employment for any reason, the Company will pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and (4) any accrued benefits pursuant to the terms and conditions of the applicable benefit plans. In addition, in the event the Company terminates your employment without Cause or you resign for Good Reason, the Company will provide you with the following termination benefits (the “Termination Benefits”):

(i)                                     continuation of your base salary for the Severance Period at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each Salary Continuation Payment is considered a separate payment); provided that in the event that you commence any employment or self employment during the Severance Period, the remaining amount of Salary Continuation Payments due pursuant to this Section 7(i) for the period from the commencement of such employment or self employment to the end of the Severance Period will be reduced after the first three (3) months of the Severance Period (but not before)

dollar-for-dollar by the amount received for such employment or self employment; and provided further, the foregoing proviso regarding any reduction of Salary Continuation Payments (along with the immediately following sentence) shall terminate and be of no force or effect if your date of termination occurs after the date of a Sale Event. You will give prompt notice of the date of commencement of any employment or self employment during the Severance Period and will respond promptly to any reasonable inquiries concerning any employment or self employment in which you engage during the Severance Period;

(ii)                                  continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; and

(iii)                               If the date of termination occurs within the eighteen (18) month period immediately following a Sale Event, 100% of the then unvested CEO Grant will accelerate and will become vested effective as of the date of termination.

Notwithstanding anything to the contrary in this Agreement, you will not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of the Release and Waiver of Claims attached hereto as Exhibit B (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any Affiliate; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments will commence within sixty (60) days after the date of termination and will be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments will begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and first Salary Continuation Payment, the first Salary Continuation Payment will include a “catch up” payment.

8.                                      Confidential Information and Restricted Activities.

As a material condition of this Agreement, you agree to execute and abide by the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, attached hereto as Exhibit A, the terms of which are incorporated by reference herein.

9.                                      Definitions. For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Cause” means any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, misconduct, neglect of duties, theft, fraud, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company, which results in material harm to the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) your willful failure or refusal to substantially perform your material duties and responsibilities hereunder, which is not cured by you within the thirty (30) day period following your receipt of written notice from the Company, which notice must describe in reasonable detail the grounds for the Company’s assertion that you have failed or refused to perform your duties and responsibilities.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your duties, responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason will not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material breach by the Company of a material term of this Agreement or any other written agreement between you and the Company; or (iv) a material change in the geographic location at which you must regularly report to work and perform services, except for required travel on the Company’s business. “Good Reason Process” means that (1) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within ninety (90) days of the first occurrence of such condition; (3) you have cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

“Sale Event” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company and its Affiliates on a consolidated basis to an unrelated person or entity, or (iii) a merger or consolidation in which the outstanding membership units of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction (taking into account only ownership interests resulting from pre-transaction interests in the Company).

“Severance Period” means a period immediately following the effective date of the termination of your employment with the Company of (i) six (6) successive months plus (ii) one (1) additional successive month for each full year of service to the Company completed by you pursuant to this Agreement (measuring from the Start Date), up to a maximum aggregate Post Termination Period of twelve (12) total months.

10.                               Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.                               Interpretation, Amendment and Enforcement. This Agreement (including the attached Exhibit A) constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or board member of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12.                               Assignment: Successors and Assigns. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any entity with whom the Company will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets (including any Sale Event). This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.

13.                               Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. This is a Massachusetts contract and will be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

14.                               Other Terms. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

15.                               Reimbursement of Legal Fees. The Company shall pay directly to your attorneys, Sanzone & McCarthy, LLP, the total amount of attorney’s fees incurred by you in the negotiation and execution of this Agreement up to a maximum amount of $5,000.00, which shall be paid within ten (10) days of the Company’s receipt of an invoice.

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We are excited about the prospect of having you join the Company in this capacity. We look forward to you acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Timothy Springer
	Name:	Timothy Springer
	Title:	Member

I have read and accept this employment offer and the terms of this Agreement:

Nagesh Mahanthappa

Dated:

We are excited about the prospect of having you join the Company in this capacity. We look forward to you acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

By:
Name:
Title:

I have read and accept this employment offer and the terms of this Agreement:

/s/ Nagesh Mahanthappa
Nagesh Mahanthappa

Dated:

EXHIBIT A

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

In consideration and as a condition of my employment by Scholar Rock LLC, a Delaware limited liability company (along with its Affiliates the “Company”), I hereby agree as follows:

1.                                      Proprietary Information. I agree that all information, whether or not in writing, whether or not disclosed before or after I was first employed by the Company, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections: (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2.                                      Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company. I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.                                      Rights of Others. I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of proprietary information. I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.                                      Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company. I will advise the president of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5.                                      Developments. I hereby assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, all my right, title and interest in and to all Developments that: (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-Related Developments”), and all patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “intellectual Property Rights”). I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) were conceived by me before my employment, (ii) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (iii) were not subject to an obligation to assign to another entity when conceived. I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter. I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis. I hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments. “Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

To preclude any possible uncertainty, I have set forth on Appendix A attached hereto a complete list of Developments conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”). I have also listed on Appendix A all patent rights of which I am an inventor, other than those contained within Intellectual Property Rights (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

6.                                      Documents and Other Materials. I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company. In the event of the termination of my employment for any reason, I will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies. Any property situated on the Company’s premises and owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7.                                      Enforcement of Intellectual Property Rights. I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company. I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the

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Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8.                                      Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of twelve (12) months following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets products or services in the Company’s Field of Business (as defined below), or that develops or manufactures any products, or performs any services, that are otherwise competitive with the products or services of the Company, or products or services that the Company has under development or that were the subject of active planning during the last twelve (12) months of my employment; provided that this will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. I acknowledge and agree that if I violate any of the provisions of this Section 8, the running of the Restricted Period will be extended by the time during which I engage in such violation(s). For purposes of this Section, the Company’s Field of Business shall mean research, discovery, design, manufacture, clinical development, seeking of regulatory approvals, marketing and/or commercialization of (i) antibodies, (ii) antigens or (iii) engineered protein- or amino acid-based agents for all uses and indications in humans or animals that act through modulation (including either as agonists or antagonists) of the activity of protein growth factors belonging to the Transforming Growth Factor-β superfamily.

9.                                      Government Contracts. I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.                               Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.                               Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

12.                               Use of Voice, Image and Likeness. I give the Company permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13.                               Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information. To ensure that the Company delivers a consistent message about its products, services and operations to the public,

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and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

14.                               No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, subject to the terms of the Employment Agreement to which this Agreement is attached as Exhibit A, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

15.                               Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators. The Company will have the right to assign this Agreement to its Affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or Affiliate to whose employ I may be transferred without the necessity that this Agreement be re-executed at the time of such transfer.

16.                               Exit Interview. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For twelve (12) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17.                               Disclosure during the Restricted Period. During the Restricted Period, I will (i) provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into a business relationship with such person or entity, and (ii) notify the Company of any such business relationship.

18.                               Severability. In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

19.                               Entire Agreement. This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter. No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the Company. Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions.

20.                               Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts. As used in this Agreement, “including” means “including but not limited to”.

4

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date set forth below

Signed:	/s/ Nagesh Mahanthappa
Nagesh Mahanthappa

APPENDIX A

To:                             Scholar Rock, LLC

From: Nagesh Mahanthappa

Date: October   , 2012

SUBJECT:                                     Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒                                  No inventions or improvements

☐                                    See below:

☐                                    Additional sheets attached

The following is a list of all United States patents and patent applications in which I have been named as an inventor (note that foreign counterparts were filed in all cases, but status is not known to me as of today’s date):

☐                                    None

☒                                  See below:

Issued Patents —

7,144,997                                         Vertebrate embryonic patterning-inducing proteins, compositions and uses related therto

7,138,492                                         Method of treating dopaminergic and GABA-nergic disorders

6,884,770                                         Methods and compositions for treating or preventing peripheral neuropathies

6,767,888                                         Neuroprotective methods and reagents

6,750,196                                         Methods of treating disorders of the eye

6,087,323                                         Use of neuregulins as modulators of cellular communication

5,681,568                                         Device for delivery of substances and methods of use thereof

Patent Applications —

20100144616                   Neuroprotective methods and reagents

20080221037                   Methods and compositions for treating disorders involving excitotoxicity

20070254364                   Methods and compositions for treating disorders involving excitotoxicity

20070048286                   Method of treating dopaminergic and GABA-nergic disorders

20040235739                   Neuroprotective methods and reagents

20040220096                   Method and compositions for treating dopaminergic and gabanergic disorders

20030162698                   METHODS AND COMPOSITIONS FOR TREATING DOPAMINERGIC AND GABA-NERGIC DISORDERS

20030119729                   METHOD OF TREATING DOPAMINERGIC AND GABA-NERGIC DISORDERS

20030083242                   METHODS AND COMPOSITIONS FOR TREATING OR PREVENTING PERIPHERAL NEUROPATHIES

20030040465                   NEUREGULINS AS MODULATORS OF CELLULAR COMMUNICATION

20020045206                   VERTEBRATE EMBRYONIC PATTERNING-INDUCING PROTEINS, COMPOSITIONS AND USES RELATED THERTO

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR RESIGNATION FOR

GOOD REASON[This is still under review.]

In consideration of the payments and other benefits set forth in Section 7 of the Employment Agreement dated October , 2012, to which this form is attached, I, Nagesh Mahanthappa, hereby furnish Scholar Rock, LLC, and its successors and assigns (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act, the California Fair Employment and Housing Act (as amended), the Massachusetts Fair Employment Practice Act, the Massachusetts law prohibiting age discrimination, the Massachusetts Equal Rights Act, the Massachusetts Sexual Harassment law, and the Massachusetts Equal Pay Law.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under Section 8 of my Employment Agreement. I understand that, among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my obligations under the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
NAGESH MARANTHAPPA

Date:	By:
SCHOLAR ROCK, LLC